EXHIBIT 99.1

Rowan Companies, Inc.
News Release                                 2800 Post Oak Boulevard, Suite 5450
                                              Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                  March 9, 2005

ROWAN REVISES 2004 FINANCIAL INFORMATION
AND DISCLOSES MATERIAL WEAKNESS IN INTERNAL CONTROL

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) today announced that its previously released condensed financial information for the quarter and year ended December 31, 2004 has been revised. As adjusted, Rowan’s after-tax income from continuing operations for the year ended December 31, 2004 is $26.4 million or $.25 per share, its after-tax loss from discontinued aviation operations is $27.6 million or $.26 per share, and its net loss is $1.3 million or $.01 per share.

The registered public accounting firm Deloitte & Touche LLP has completed their audit and has issued an unqualified opinion with respect to Rowan’s consolidated financial statements to be included in our 2004 Annual Report to stockholders.

The Company has made several adjustments and reclassifications to the unaudited consolidated financial information that was released on January 19, 2005, which had the following full year effects:

•	Consolidated revenues were reduced by $1.4 million or less than 1%
•	Income from operations was reduced by $1.4 million or 2.4%
•	After-tax income from continuing operations was reduced by $0.8 million or 1¢ per share
•	The after-tax loss from discontinued operations was increased by $8.9 million or 8¢ per share, due to a deferred tax miscalculation which understated the loss on the sale of our aviation operations
•	As a result, net income was reduced by $9.8 million or 9¢ per share
•	Net operating cash flows were reduced $3.4 million or 2.9%
•	Working capital was increased by $4.6 million or less than 1%
•	Total assets were increased by $11.2 million or less than 1%

The Company has determined that the aggregate effects of these adjustments are not material to any previous annual or interim period.

EXHIBIT 99.1

We have completed our assessment of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Based upon our documentation and testing, Rowan did not maintain effective internal control over financial reporting as of December 31, 2004 within the context of the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our assessment identified a pervasive internal control deficiency that represented a material weakness. The control deficiency resulted from the lack of effective detective and monitoring controls within internal control over financial reporting. These conditions were manifested in a number of adjustments to the financial statements for the year ended December 31, 2004 that, although not material in the aggregate, affect various financial statement line items. We are working hard throughout the Rowan organization to remedy all internal control deficiencies relative to COSO and expect to be fully compliant by the end of 2005.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In Thousands)

	DECEMBER 31
	2004	2003

ASSETS

Cash and cash equivalents	$465,977	$57,809
Accounts receivable	143,509	111,709
Inventories	171,709	157,645
Other current assets	33,498	69,157
Total current assets	814,693	396,320
Property, plant and equipment - net	1,661,898	1,614,597
Other assets	15,695	17,150
Assets of discontinued aviation operations		162,742
TOTAL	$2,492,286	$2,190,809

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$55,267
Other current liabilities	169,878	87,188
Total current liabilities	234,800	142,455
Long-term debt	574,350	569,067
Other liabilities	274,252	318,482
Lliabilities of discontinued aviation operations		23,975
Stockholders' equity	1,408,884	1,136,830
TOTAL	$2,492,286	$2,190,809

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands Except Per Share Amounts)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
	2004	2003	2004	2003
REVENUES:
Drilling services	$137,460	$123,806	$500,928	$421,412
Manufacturing sales and services	64,703	48,246	207,573	137,043
Total	202,163	172,052	708,501	558,455
COSTS AND EXPENSES:
Drilling services	82,862	87,331	355,188	330,124
Manufacturing sales and services	55,986	40,686	178,087	114,644
Depreciation and amortization	19,903	19,286	77,828	69,362
Selling, general and administrative	12,217	8,587	40,721	36,095
Total	170,968	155,890	651,824	550,225
INCOME FROM OPERATIONS	31,195	16,162	56,677	8,230
OTHER INCOME (EXPENSE):
Interest expense	(5,478)	(5,158)	(20,911)	(20,027)
Less: interest capitalized	533	685	2,195	4,142
Interest income	1,721	101	4,408	1,124
Other - net	128	119	416	477
OTHER INCOME (EXPENSE) - NET	(3,096)	(4,253)	(13,892)	(14,284)
INCOME (LOSS) BEFORE INCOME TAXES	28,099	11,909	42,785	(6,054)
Provision (credit) for income taxes	11,607	4,327	16,414	(2,114)
INCOME (LOSS) FROM CONTINUING OPERATIONS	16,492	7,582	26,371	(3,940)
Loss from discontinued aviation operations, net of tax	(14,264)	(3,137)	(27,644)	(3,834)
NET INCOME (LOSS)	$2,228	$4,445	$(1,273)	$(7,774)
PER SHARE AMOUNTS:
Income (loss) from continuing operations	$0.15	$0.08	$0.25	$(0.04)
Loss from discontinued aviation operations, net of tax	$(0.13)	$(0.03)	$(0.26)	$(0.04)
Net income (loss)	$0.02	$0.05	$(0.01)	$(0.08)
AVERAGE DILUTED SHARES	108,521	96,044	105,472	93,820

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2004	2003
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$(1,273)	$(7,774)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	95,650	86,851
Loss on sale of aviation operations	24,441
Deferred income taxes	866	(3,677)
Other - net	11,465	7,847
Net changes in current assets and liabilities	(14,857)	(34,596)
Net changes in other noncurrent assets and liabilities	815	(401)
Net cash provided by operations	117,107	48,250

Investing activities:
Property, plant and equipment additions	(136,886)	(250,463)
Net proceeds from sale of aviation operations	117,014
Proceeds from disposals of property, plant and equipment	14,680	7,060
Net cash used in investing activities	(5,192)	(243,403)

Financing activities:
Proceeds from borrowings	70,842	111,490
Repayments of borrowings	(55,904)	(42,458)
Proceeds from common stock offering, net of issue costs	264,952
Proceeds from stock option and convertible debenture plans	15,945	5,592
Net cash provided by financing activities	295,835	74,624

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	407,750	(120,529)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,227	178,756
CASH AND CASH EQUIVALENTS, END OF PERIOD	$465,977	$58,227